Ex 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made on this 31st day of August, 2011, between xG Technology, Inc.(“Company”), having a principal place of business at Sarasota, Florida, and John C. Coleman (“Executive”), who currently maintains a residence in Florida at 2011 N. Ocean Blvd, Ft. Lauderdale, Fl. 33305.

RECITALS

WHEREAS, Company is a validly existing corporation duly organized under the laws of Delaware;

WHEREAS, Executive currently serves as Company’s Chief Executive Officer, and has served in that position since December 1, 2010 (“Effective Date”);

WHEREAS, Company desires to obtain the benefit of continued services of Executive and Executive desires to continue to render services to Company; and

WHEREAS, Company and Executive each have determined that it would be to the advantage and best interest of Company and Executive to enter into this Agreement to memorialize the terms under which Executive would continue to render services to Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Company and Executive agree that the following terms and conditions shall apply to Executive’s employment:

1. Term. Company hereby agrees to employ Executive and Executive hereby accepts employment with Company for the period commencing with the Effective Date and terminating on the three (3) year anniversary of the Effective Date unless earlier terminated in accordance with the provisions hereof; provided, however, that Executive’s employment term shall be automatically extended for an additional three (3) year period following the three (3) year anniversary of the Effective Date unless Company gives Executive written notice that Executive’s employment term will not be extended not less than ninety (90) days before the three (3) year anniversary of the Effective Date (the “Term”).

2. Duties. Executive shall continue to be employed as the Chief Executive Officer of Company, and shall perform the usual and customary duties of such office. Executive shall report directly to the Board of the Company, with George Schmitt as the primary point of contact, and shall have general supervision, direction, and control of the business, officers, and employees of Company. All officers and employees of Company shall report directly or indirectly to Executive. Executive shall have full latitude to hire, discharge, discipline, and promote, and compensate Company employees, and shall have full managerial authority over Company, subject to such directions and control as Company’s Chairman and/or Board of Directors (“Board”) may specify from time to time. The duties of Executive may be changed from time to time by the mutual consent of Executive and Company without resulting in a rescission of this Agreement. Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Executive shall be construed as continuing under this Agreement as modified; provided, however, that any adverse change or diminution of Executive’s title, position, or reporting responsibilities imposed by Company without Executive’s consent shall entitle Executive to terminate this Agreement with Good Reason as set forth in Section 7(d) herein.

3. Business Activities. Executive shall devote substantially all of his business time to the business of Company during the Term of this Agreement, which time shall include time spent in Company’s Florida office, Executive’s home office in Virginia and on business travel. Notwithstanding the foregoing, however, Executive may continue to affiliate with the companies listed in the schedule attached as Exhibit A to this Agreement for the sole purpose of maintaining his National Security Clearance (JPAS/Top Secret). Executive shall notify the Company as soon as practicable after his National Security clearance is terminated, whereupon Company may withdraw its permission by written notice to Executive.

4. Compensation and Benefits

(a) Base Salary. In consideration for Executive’s services hereunder, during the Term Company shall pay or cause to be paid as base salary to Executive an amount of not less than two hundred and fifty thousand dollars ($250,000.00) per year, prorated for any partial years of service. Said base salary shall be payable in conformity with Company’s normal payroll periods and practices. The Board in its discretion may increase Executive’s base salary annually based on the performance of Executive and Company in the previous year. Increases in base salary shall be effective not later than the beginning of the Fiscal Year for which the increase is granted. For purposes of this Agreement, the term “Fiscal Year” shall mean the period beginning on January 1 and ending on December 31 during the Term of this Agreement.

(b) Incentive Compensation. In addition, Company shall pay to Executive for each of the Fiscal Years during the Term of this Agreement an annual incentive compensation award not to exceed two (2) times Executive’s base salary. Company shall award Executive annual incentive compensation in an amount commensurate with the performance of Executive and Company in the previous Fiscal Year as set forth in the schedule attached as Exhibit B to this Agreement. Company shall pay Executive his annual incentive compensation no later than ninety days from the end of the Fiscal Year for which the incentive compensation is awarded. Company at its discretion may pay Executive his annual incentive compensation in cash or in Company shares. If paid in shares, the conversion formula will utilize a price for Company shares equal to the lower of the average price in the Fiscal Year for which the award is determined and the price prevailing at the time the Company decides to pay Executive his annual incentive compensation in Company shares. In the event of a sale, merger, consolidation, reorganization or transfer of assets in which Company is not the surviving entity (a “Transaction”), the equity incentive compensation to be granted pursuant to this Section 4(b) after the date of the Transaction may be granted in accordance herewith in the form of securities of the surviving entity or parent thereof, as applicable. Subject to the restrictions set forth in Section 7(i) of this Agreement or otherwise imposed by law, Executive may defer receipt of all or a portion of any incentive based compensation awarded under this Section 4(b) in order to avoid negative tax consequences or for any other reason allowed by law.

(c) Options. On June 16, 2010, Company granted Executive 500,000 options to purchase Company shares (Schedule D), and on March 8, 2010, Company granted Executive 50,000 options to purchase Company shares (Schedule E). In the event of a termination under Section 7 of this agreement, all such options granted on June 16, 2010 and March 8, 210 shall become immediately vested and exercisable. Executive shall be eligible to receive an additional grant of option shares in an amount of 1,000,000 shares. Executive shall be bound by the terms of the Option Agreement dated April 14, 2011, evidencing such grant (attached as Schedule C), except as follows:

In the event of a termination under Section 7 of this agreement, the options granted under the Option Agreement dated April 14, 2011 shall remain fully and freely exercisable during the lesser of (x) ten years from the date such options are granted to Executive if Executive is still then employed by Company, or (y) the longer of one year from the date of termination of Executive in accordance with the provisions hereof or, if termination is under Section 7(d) below, three years from the date of termination. With respect to any option shares whose term for exercise is extended pursuant to this paragraph, the exercise price shall be $.25 per share.

(d) Additional Benefits. Executive shall be entitled to participate in all programs, rights, and benefits for which Executive is otherwise entitled under any bonus plan, incentive plan, participation plan, extra compensation plan, pension plan, profit sharing plan, savings plan, life, medical, dental, other health care, disability, or other insurance plan or policy or other plan or benefit Company may provide for senior executives or for employees of Company generally, from time to time, in effect during the Term. For the avoidance of doubt, the rights granted or afforded to Executive under any such plans or policies shall not be less than the most favorable rights and highest amounts granted to employees of similar or lower position with Company and on terms at least as favorable, and, for the purposes of such plan or policy, Executive shall receive credit for the entire period of his employment with Company (including his employment with Company prior to the execution of this Agreement). To the extent that anything contained in any such plans or policies is in conflict or inconsistent with anything stated in this Agreement, the terms of this Agreement shall control and supersede any contrary language.

(e) Excise Tax Adjustments. Executive and Company acknowledge that certain business transactions, including a change of control, may become subject to the application of section 280G of the Internal Revenue Code and the possible imposition on the Executive of the excise tax under section 4999. Executive and Company agree to use reasonable methods to mitigate or eliminate the impact of section 280G, so long as such methods do not reduce the value of the compensation and benefits Executive would otherwise be entitled to receive under this agreement by more than 10% .

5. Business Expense Reimbursement. Executive shall be entitled to reimbursement by Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for Company during the Term; provided, however, that for reimbursements:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Company as a business expense and not as deductible compensation to Executive; and

(b) Executive furnishes to Company adequate records, including receipts for any expenditures greater than twenty-five dollars ($25.00), and other documentary evidence required by Company policy and federal and state statutes and regulations issued by the appropriate taxing authority for the substantiation of such expenditures as deductible business expenses of Company and not as deductible compensation to Executive.

In addition, Executive shall receive a living allowance of three thousand dollars ($ 3,000) per month. Executive may submit all or portion of the living allowance as a reimbursement if it qualifies under 3(a) and 3(b) above.

6. Office Space and Administrative Support. During the Term of this Agreement, Company shall provide Executive with office space and administrative support in Company’s Florida offices.

7. Termination. This Agreement shall be terminated only as provided in this Section 7:

(a) Disability. In the event that during the Term of this Agreement Executive qualifies for permanent disability benefits under Company’s long term disability plan (the “LTD Plan”), or if Executive does not participate in the LTD Plan, would have qualified for permanent disability benefits under Company’s LTD Plan had Executive been a participant of the LTD Plan (a “Disability”), Executive’s full time employment hereunder may be terminated, by written Notice of Termination (as that term is defined in Section 7(f) herein) from Company to Executive. Upon termination by Company due to Executive’s Disability under this Section 7(a), Executive shall be entitled to: (i) his base salary for the entire period up to and including the Termination Date (as that term is defined in Section 7(f) herein); (ii) any unpaid incentive based compensation as described in Section 4(b) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii) a prorated share of the incentive based compensation described in Section 4(b) for the Fiscal Year in which the Termination Date occurs; and (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 5 of this Agreement. In addition, one-third (1/3) of Executive’s total options granted under Section 4(c) of this Agreement shall immediately and fully vest upon the Termination Date; provided, however, that if more than two-thirds (2/3) of Executive’s options have already vested pursuant to the terms of Section 4(c) prior to the date Executive’s employment is terminated under this Section 7(a), then all remaining options granted to Executive under Section 4(c) shall immediately and fully vest upon the Termination Date. The determination of Disability shall be made only after sixty (60) days’ notice to Executive and only if Executive has not returned to performance of his duties prior to the expiration of the sixty (60) day notice period.

(b) Death. In the event that Executive shall die during the Term of this Agreement, this Agreement shall automatically terminate; provided, however, that the termination of the Agreement shall not affect Executive’s entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination. Upon termination due to Executive’s death, Executive or his estate shall be entitled to: (i) his base salary for the entire period up to and including the date of Executive’s death; (ii) any unpaid incentive based compensation as described in Section 4(b) of this Agreement for the year prior to the Fiscal Year in which Executive’s death occurs; (iii) a prorated share of the incentive based compensation described in Section 4(b) for the Fiscal Year in which Executive’s death occurs; and (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 5 of this Agreement. In addition, one-third (1/3) of Executive’s total options under Section 4(c) of this Agreement shall immediately and fully vest upon Executive’s death; provided, however, that if more than two-thirds (2/3) of Executive’s options have already vested pursuant to the terms of Section 4(c) prior to Executive’s death, then all remaining options granted to Executive under Section 4(c) shall immediately and fully vest upon Executive’s death.

(c) Termination for Cause. Company may terminate Executive’s employment under this Agreement for “Cause” by written Notice of Termination. A termination for Cause is a termination by reason of:

(i) Executive’s conviction by a court of competent jurisdiction for a felony involving dishonesty or moral turpitude; provided, however, that any convictions solely on the basis of vicarious liability shall not give Company the right to terminate Executive for Cause; (ii) proven acts of fraud or dishonesty committed by Executive which result in material injury to Company; (iii) a material breach of this Agreement (other than as a result of incapacity due to death or Disability) which is committed by Executive in bad faith and, if capable of cure, which is not remedied within thirty (30) days of Executive’s receipt of a notice to cure such breach; or (iv) a failure by Executive to comply with written directives issued by the Board which is not remedied within thirty (30) days of Executive’s receipt of a notice to cure such failure. In the event of a termination for Cause pursuant to this Section 7(c), Executive shall be entitled to receive (a) his base salary for the entire period up to and including the Termination Date; (b) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 5 of this Agreement; and (c) any unpaid incentive based compensation as described in Section 4(b) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs. If Executive is convicted of a felony involving dishonesty or moral turpitude, Company’s obligations under Sections 4(a), 4(b) and 4(c) of this Agreement (other than the obligation to pay any unpaid incentive based compensation as described in Section 4(b) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs) shall be automatically suspended; provided, however, that if the conviction is overturned on appeal, then Executive shall be reinstated to his employment under this Agreement. When the felony conviction has become final and non-appealable, all of Company’s obligations hereunder may be terminated by Company as provided in this Section 7(c); provided, however, that the termination of Executive’s employment pursuant to this Section 7(c) shall not affect Executive’s ownership of Company shares, and shall not affect Executive’s entitlement to all benefits he has accrued and all rights in which he has become vested (including the right to exercise all vested options granted under Section 4(c) of this Agreement) or which are otherwise payable in respect of periods ending prior to termination of his employment.

(d) Termination Without Cause or by Executive with Good Reason. If during the Term of this Agreement Executive’s employment shall be terminated by Company without Cause (as that term is defined in Section 7(c) of this Agreement) or terminated by Executive with Good Reason (as that term is defined in this Section 7(d)), then Executive shall be entitled to: (i) his base salary for the entire period up to and including the Termination Date; (ii) any unpaid incentive based compensation as described in Section 4(b) of this Agreement for the year prior to the Fiscal Year in which the Termination Date occurs; (iii) incentive based compensation for the Fiscal Year in which the Termination Date occurs in an amount equal to or greater than Executive’s total annual base salary under Section 4(a) of this Agreement as of the Fiscal Year in which the Termination Date occurs; and (iv) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 5 of this Agreement. In addition, Executive shall receive severance payments equal to Executive’s total annual base salary under Section 4(a) of this Agreement as of the Fiscal Year in which the Termination Date occurs, to be paid over the course of one year in conformity with Company’s normal payroll periods and practices. If Executive’s employment is terminated pursuant to this Section 7(d) (either by Company without Cause or by Executive for Good Reason), all unvested options granted under Section 4(c) of this Agreement and any other equity grants held by Executive shall become immediately and fully vested. For purposes of this Agreement, Executive will have “Good Reason” to terminate this Agreement if Company (or any resulting or surviving entity in the event of a Change of Control as defined in Section 4(c) of this Agreement) (a) materially breaches this Agreement and, if subject to cure, fails to remedy any such breaches within thirty (30) days of receipt of a notice to cure; (b) removes Executive from his seat on Company’s Board; (c) takes any action which results in a diminution or adverse change in Executive’s title, position, or reporting responsibilities as of the Effective Date without Executive’s consent; or (c) in the event of a Change of Control as defined in Section 4(c) of this Agreement, fails to assume Company’s duties and obligations under this Agreement.

(e) Voluntary Resignation. Except for a termination for Good Reason as provided in Section 7(d), in the event that Executive resigns voluntarily during the Term of this Agreement, Executive shall be entitled to receive (a) his base salary for the entire period up to and including the date of Executive’s voluntary resignation; (b) reimbursement of any unreimbursed expenses incurred by Executive pursuant to Section 5 of this Agreement; and (c) any unpaid incentive based compensation as described in Section 4(b) of this Agreement for the year prior to the Fiscal Year in which Executive voluntarily resigns.

(f) Notice of Termination. Any purported termination by Company or by Executive shall be communicated by a written notice of termination (the “Notice of Termination”) to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, and except as expressly provided otherwise herein, no termination shall be effective without such Notice of Termination. The “Termination Date” shall mean the date specified in the Notice of Termination, which shall be not less than thirty (30) and not more than sixty (60) days from the date of the Notice of Termination.

(g) Disputes. In the event of a dispute concerning the validity of a purported termination which is maintained in good faith, the Termination Date shall mean the date the dispute is finally resolved, and Company will continue to provide Executive with the compensation and benefits provided for under this Agreement until the dispute is finally resolved, without any obligation by Executive to repay any of such amounts to Company notwithstanding the final outcome of the dispute. Payments required to be made under this Section 7(g) shall not be offset against or reduce any other amounts due under this Agreement. Executive shall be required to render services to Company during the period in which the dispute concerning the termination is being resolved, unless Company fails to provide Executive with a reasonable opportunity to perform his duties under this Agreement during such period.

(h) Restriction on Timing of Distributions. The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies Company that Executive believes that any provision of this Agreement (or any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Code Section 409A and Company concurs, or Company independently makes such determination, Company shall use reasonable efforts to reform such provision to the extent possible to comply with Code Section 409A; provided that such modification shall, to the maximum extent practicable, maintain the original intent and economic benefit to the Parties of the applicable provision without violating the provisions of Code Section 409A.

(i) Retention of Accrued Benefits and Vested Rights. The termination or resignation of Executive’s employment for any reason under this Section 7 shall not affect Executive’s ownership of Company shares, and shall not affect Executive’s entitlement to all benefits he has accrued and all rights in which he has become vested (including the right to exercise all vested options granted under Section 4(c) of this Agreement) or which are otherwise payable in respect of periods ending prior to his termination of employment.

8. Non-Compete and Non-Solicitation. Except as provided in Section 3 of this Agreement, during the Term of this Agreement, and during any period in which Executive receives severance payments pursuant to Section 7(d) of this Agreement, Executive shall not engage in, or encourage other employees or former employees of Company to engage in, any business or activity that directly competes with the business of Company, and shall not solicit, hire as an employee or consultant or become a partner with any employee or former employee of Company.

9. Indemnity, Advancement and Insurance. To the fullest extent permitted by applicable law, Company (or in the event of a Transaction as defined in Section 4(b), the surviving or resulting entity or transferee) shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for Company, and shall advance to Executive all fees and costs associated with the defense of any action or proceeding for which he has tendered an appropriate indemnification demand. Company further agrees that it will provide Executive with a minimum of ten million dollars ($10,000,000.00) of directors’ and officers’ insurance coverage in connection with the performance of his duties under this Agreement, but Executive’s right to indemnity and advancement shall not be dependent or contingent upon the availability of insurance coverage.

10. No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as otherwise expressly provided under this Agreement, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment or business venture.

11. Miscellaneous.

(a) Succession; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. The parties agree that the obligations and duties of Executive are personal and are not assignable.

(b) Notice. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this Section 11(b).

(c) Entire Agreement; Modification. Except as otherwise provided herein, this Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing entered into between Company and Executive.

(d) Waiver. Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

(e) Severability. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed without the inclusion of said provision.

(f) Interpretation. If any claim is made by any party hereto relating to any conflict, omission or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular party hereto or such party’s counsel.

(g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

By:	/s/ George F. Schmitt
Name:	George F. Schmitt
Title:

EXECUTIVE:	/s/ John C. Coleman

John C. Coleman

Exhibit A

1. Paul Cibuzar Consulting Company LLC